Exhibit 23.4

Jefferies International Limited

Vintners Place

68 Upper Thames Street

London EC4V 3BJ

November 1, 2012

Coca-Cola HBC AG

Baarerstrasse 14

CH-6300 Zug

Switzerland

Re:          Registration Statement on Form F-4 of Coca-Cola HBC AG

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of the entirety of our opinion letter dated October 11, 2012 to the board of directors of Coca-Cola Hellenic Bottling Company S.A. (the “Company”) in the Preliminary Offer to Exchange/Prospectus included in the above-referenced Registration Statement as Annex A thereto, which relates to the proposed exchange offer for all outstanding ordinary shares (including ordinary shares represented by American depositary shares) of the Company by Coca-Cola HBC AG and (ii) the references to such opinion in such Offer to Exchange/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JEFFERIES INTERNATIONAL LIMITED

By:	/s/ Michael Collinson
Name:	Michael Collinson
Title:	Managing Director